Exhibit 10.12

October 1, 2010

Marc Diouane

10 West Hill

Aspley Guise

Bedfordshire, UK

MK17 8DN

Dear Marc:

We are pleased to offer you the position of Executive Vice President, Global Services on the following terms and conditions:

1.	You will report to Jim Heppelmann, President and Chief Executive Officer, effective from October 1, 2010.

2.	You will be employed by Parametric Technology (UK) Ltd. (“PTC UK”) under a contract of employment with PTC UK (the “UK Agreement”) for the period October 1, 2010 through March 31, 2011. Commencing April 1, 2011, you will be employed by Parametric Technology Corporation (“PTC”) located at PTC corporate headquarters in Needham, Massachusetts.

3.	All amounts referenced in this letter are in United States dollars.

4.	Effective October 1, 2010, your annualized salary will be $350,000. You will be paid in accordance with the terms of the UK Agreement (monthly in arrears) for the period October 1, 2010 to March 31, 2011. Thereafter, you will be paid a bi-weekly salary of $13,461.53 in accordance with PTC’s payroll policy.

5.	Commencing October 1, 2010, you will be eligible to participate in the Executive Incentive Plan (EIP) with an annual target bonus of $300,000 for FY2011. Payout of the EIP bonus for FY2011 is subject to the terms of the EIP and achievement of performance targets to be established by the Compensation Committee in November 2010, which in your case for FY2011 will include 50% tied to corporate performance goals and 50% tied to Global Services performance goals.

6.	Effective October 1, 2010, you will be awarded restricted stock units with a total value of approximately $500,000 as a promotion grant. You will also be granted restricted stock units as your annual incentive awards for FY2011 at such time or times as such annual awards are made to the other executive officers of the Company as a group. The annual awards will be comprised of time-based restricted stock units with a total value of approximately $425,000 and performance-based restricted stock units with a total value of approximately $425,000. For the promotion grant and the annual awards, the value will be based on the closing price of PTC’s stock on the date of grant, with the total number of shares to be rounded down to the nearest whole share and such awards to be issued under and subject to the terms of PTC’s 2000 Equity Incentive Plan. The promotion grant and the time-based award will vest in three substantially equal installments on each of November 15, 2011, 2012 and 2013. The performance-based award will be subject to performance criteria established by the Compensation Committee at the time of grant and will be subject to additional time-based vesting criteria which shall provide that, to the extent the performance based criteria are achieved, the portion of the award earned will vest in three substantially equal installments on each of November 15, 2011, 2012 and 2013.

7.	For the period October 1, 2010 through March 31, 2011, you will be eligible to receive the benefits described in the UK Agreement. Effective April 1, 2011 when you become an employee of PTC, you will have the opportunity to participate in PTC’s US benefit plans, including health insurance, dental insurance, vision insurance, 401(k), paid time off, life insurance, and short-term and long-term disability coverage.

8.	You are expected to relocate to the United States no later than April 1, 2011. You will receive a relocation allowance of up to $100,000 to cover actual relocation expenses. The budget for these expenses is set forth below. The Unallocated Relocation Expenses payment set forth in the budget is meant to cover expenses incurred in connection with your relocation, such as expenses associated with termination of leases, loss on sales of vehicles or belongings and the like, not otherwise itemized in the budget. You will not be required to itemize such expenses. Please note that the “Unallocated Relocation Expenses” payment will be paid directly through Payroll and will be paid only after all other relocation expenses have been paid to ensure that the budget for the other itemized relocation items is not exceeded. The Unallocated Relocation Expenses payment will be reduced to the extent the other allowances have been exceeded.

Relocation Item	Allowance	Payment Method

Airfare to Host Location	$10,500	Relo Expense Report
House Hunting Trip - Family	$9,000	Relo Expense Report
Shipment of Household Goods	$40,000	Direct bill to PTC
Shipment of SUV	$10,000	Direct bill to PTC
Relocation Services	$5,500	Direct bill to PTC
Unallocated Relocation Expenses	$25,000	Payroll (subject to tax)

Relocation Allowance	$100,000

9.	Any actual taxable relocation benefits that will be reimbursed to you or paid on your behalf in connection with your relocation will be included as income in your U.S. W-2. Except as provided below, any taxable items will be “grossed-up” and PTC will pay tax to the government based on the gross-up. This gross-up is an estimate of the tax due on these items and may not exactly reflect your effective tax rate on your U.S. income tax returns. PTC will make the appropriate U. S. and Massachusetts tax payments directly through payroll, which will be reflected on your last payroll stub in December 2011. Please note that the “Unallocated Relocation Expenses” payment that is paid through payroll will have tax withheld and will not be grossed-up.

10.	If you voluntarily terminate employment with PTC within one year from the date of your relocation to Massachusetts, you agree to reimburse PTC all of the relocation-related payments on a pro-rated basis. For example, if you terminate employment three months after your relocation, you will be required to reimburse PTC for 75% of the total cost of the relocation. This will be based on actual payments to you and relocation vendors. In the event you are terminated without Cause (as defined in the Executive Agreement between you and PTC executed on the same date as your execution of this offer letter) before April 1, 2014, PTC will pay for your relocation to your country of choice in Europe subject to a reasonable budget to be established by PTC at such time, but not to exceed $100,000 unless PTC otherwise agrees at that time.

11.	Except as otherwise provided herein, you are responsible for your individual tax obligations worldwide. You are entitled to receive tax preparation services for tax years 2010 through 2013, which may include filings in the UK, the United States and Massachusetts as needed but not limited to those jurisdictions. Returns will be prepared by PTC’s designated tax consultant. You understand that this is a taxable perquisite that will be included in your W-2 income.

12.	When you become an employee of PTC, you will receive seniority credit based on your prior employment with a PTC subsidiary or subsidiaries. Accordingly, your PTC seniority date shall be effective from August 16, 1994.

13.	As an executive officer, you are also eligible for certain severance and change in control benefits, as set forth in the enclosed Executive Agreement. Please sign and return the Executive Agreement with your signed acceptance of this offer letter. Other than as set forth in the Executive Agreement, your employment with PTC shall be at-will and nothing in this offer letter shall be construed to constitute a contract of employment. You hereby acknowledge and agree that termination of your employment under the UK Agreement or any of the prior employment agreements referenced therein and subsequent employment by another PTC subsidiary or by PTC as contemplated by this offer letter does not, and shall not be deemed to, constitute a termination under the Executive Agreement.

14.	As a condition to your promotion to Executive Vice President, Global Services and to receiving the benefits stated in this letter and the UK Agreement, including those under the Executive Agreement, you agree to enter into the enclosed Proprietary Information Agreement. Please sign and return the Proprietary Information Agreement with your signed acceptance of this offer letter.

15.	Also enclosed is a copy of PTC’s Code of Business Conduct & Ethics. You must review the Code and agree to comply with the Code. Please sign the last page of the Code as acknowledgement of your receipt of the Code and your agreement to comply with the Code. Please return the executed acknowledgement with your signed acceptance of this offer letter. As an executive officer, you are also required to comply with PTC’s Code of Ethics for Senior Executive Officers, a copy of which is enclosed for your reference.

16.	This offer is contingent upon you having the proper work authorization and a valid social security number. If you require employment authorization from the U.S. Citizenship and Immigration Service (CIS) as a condition to working for PTC, please inform me immediately. In addition, PTC participates in the E-Verify program and will use E-Verify to confirm your work authorization. If the E-Verify system is unable to confirm that you are authorized to work, PTC is required to provide you written instructions and an opportunity to resolve the issue.

We are delighted that you are joining PTC’s executive team. If you have any questions about this offer, please do not hesitate to contact me directly at 781.370.6540. Otherwise, please indicate your acceptance of this offer by returning a countersigned copy of this offer letter, along with signed copies of the Executive Agreement, the Proprietary Information Agreement, the Code of Business Conduct & Ethics acknowledgment, and the UK Agreement and the documents referenced therein.

Sincerely,

/s/ Barry Cohen

Barry Cohen
Executive Vice President

Accepted and Agreed to:	/s/ Marc Diouane	October 1, 2010
	Marc Diouane	Date